Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

SUNNOVA ENERGY INTERNATIONAL INC.

FIRST: The name of the corporation shall be Sunnova Energy International Inc. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is to be located at Corporation Service Company, 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle. The registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is authorized to issue only one class of stock and the amount of the total stock the Corporation is authorized to issue is 100,000 shares of common stock with a par value of $0.01 per share.

FIFTH: The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors.

SIXTH: The name and mailing address of the incorporator is as follows:

Robert M. Caine

c/o Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

SEVEN: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

EIGHT: Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

NINE: No directors shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable, to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation this 1st day of April, 2019.

By:	/s/ Robert M. Caine
Robert M. Caine
Incorporator